UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 27, 2013

AOL INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34419	20-4268793
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

770 Broadway, New York, New York 10003

(Address of Principal Executive Offices) (Zip Code)

212-652-6400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) 2013 AOL Inc. Annual Bonus Plan

On March 27, 2013, the Compensation Committee of the Board of Directors (the “Board”) of AOL Inc. (the “Company”) approved the material terms of the 2013 AOL Inc. Annual Bonus Plan (the “ABP”). The ABP is a cash-based annual incentive plan in which eligible employees, including our Named Executive Officers (“NEOs”), may participate.

Annual cash incentive payments pursuant to the ABP for employees directly supporting our operating segments (including some of our executive officers) will be determined through a combination of Company performance (weighted at 20%), operating segment and/or brand performance (weighted at 50%) and individual performance (weighted at 30%). Annual cash incentive payments pursuant to the ABP for other employees (including our current NEOs) will be determined through a combination of Company performance (weighted at 70%) and individual performance (weighted at 30%).

The Company performance component under the ABP will be based on the following financial metrics: Adjusted OIBDA, Free Cash Flow, Revenues Net of Traffic Acquisition Costs (“TAC”) and Adjusted Earnings Per Share as such terms are defined in the ABP.

The operating segment and/or brand performance component under the ABP will be based on a combination of financial and operational metrics, including but not limited to the following: Adjusted OIBDA, revenue net of TAC, revenue net of TAC margin, search revenue, number of full time employees, domestic churn rate, domestic average monthly revenue per AOL-brand access subscriber, subscriptions, unique visitors and external entries as such terms are defined in the ABP.

Additionally, the individual performance component of the ABP is based on the Company employee’s overall performance rating in his or her annual review. Company employees, including our NEOs, are eligible to receive additional discretionary cash or equity awards for individual performance from time to time.

The foregoing summary of the ABP is qualified in its entirety and is subject to the terms of the ABP which the Company currently expects to file as an exhibit to its Form 10-Q for the quarter ended June 30, 2013.

2013 Segment Performance Share Unit Program

On March 27, 2013, the Compensation Committee approved the material terms of the 2013 Segment Performance Share Unit Program (“SPSU”). The SPSU is an annual incentive program in which employees directly supporting our operating segments and/or brands, including certain of our executive officers, may participate. At inception, each SPSU participant is initially allocated a target amount of performance units. Upon the achievement of certain financial and operational targets of an operating segment and/or brand, each SPSU participant may earn a number of performance units either greater than or less than the target allocation amount. Performance units under the SPSU may only be earned if the Company performance thresholds under the ABP have been met and the operating segment and/or brand has achieved at least 100% of its financial and operational targets under the ABP. The maximum amount of performance units that can be earned by a SPSU participant may not be greater than 300% of the participant’s target SPSU award. Performance units earned by a participant under the SPSU will vest in two equal installments on each of the first and second anniversaries of the date on which the performance units are deemed earned under the SPSU, subject to the participant’s continued employment through the applicable vesting date. Each performance unit may be settled in shares of Company stock or in cash, at the Company’s sole discretion.

The foregoing summary of the SPSU is qualified in its entirety and is subject to the terms of the SPSU which the Company currently expects to file as an exhibit to its Form 10-Q for the quarter ended June 30, 2013.

Item 8.01. Other Information

Effective April 1, 2013 the Board appointed Hugh Johnston, a current member of the Audit and Finance Committee, to serve as the Chairman of the Audit and Finance Committee. In addition, the Board appointed Dawn Lepore, a current member of the Transactions Committee of the Board, to serve as a member of the Audit and Finance Committee effective April 1, 2013. Fredric Reynolds, the Company’s Lead Independent Director and former Chairman of the Audit and Finance Committee, will step down from the Audit and Finance Committee immediately following the Company’s Annual Meeting of Stockholders on May 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AOL INC.

By:	/s/ John Reid-Dodick
Name:	John Reid-Dodick
Title:	Executive Vice President and Chief People Officer

Date: April 2, 2013

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